Exhibit 10.17

Aspect Software, Inc.

300 Apollo Drive

Chelmsford, MA 01824

EMPLOYMENT AGREEMENT AMENDMENT

November 23, 2010

Laurie Cairns

c/o Aspect Software, Inc.

300 Apollo Drive

Chelmsford, MA 01824

Dear Ms. Cairns,

This letter agreement (the “Amendment”) shall supplement and amend the Employment Agreement (the “Employment Agreement”), dated as of October 1, 2009, between you (the “Executive”) and Aspect Software, Inc. (the “Company”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement. Except as modified by this Amendment, the Employment Agreement shall remain in full force and effect; provided, that in the event that any provision in this Amendment conflicts with the Employment Agreement or any other agreement, policy, plan or arrangement between the Executive and the Company, the terms of this Amendment shall govern.

You agree and acknowledge that notwithstanding any other provision of the Employment Agreement to the contrary, the Employment Agreement is hereby modified by the following terms and provisions:

1.	The intent of the parties is that payments and benefits under the Employment Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted the Employment Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

2.	A termination of employment shall not be deemed to have occurred for purposes of any provision of the Employment Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Employment Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

3.	With respect to any payments or benefits that are intended to fall under the short-term deferral exemption from Code Section 409A (including the Equity Compensation), unless the Employment Agreement provides a specified and objectively determinable payment or delivery schedule to the contrary, all payments due or benefits deliverable thereunder shall be made as soon as practicable after the right to such payment or benefit vests and in all events by March 15 of the calendar year following the calendar year in which the right to payment vests. For purposes of this section, a right to payment will be treated as having vested when it is no longer subject to a substantial risk of forfeiture as determined by the Company in its sole discretion.

4.	Whenever a payment under the Employment Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

5.	Notwithstanding any other provision of the Employment Agreement to the contrary, in no event shall any payment under the Employment Agreement that constitutes nonqualified deferred compensation subject to Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to the Executive unless otherwise permitted by Code Section 409A.

*  *  *  *  *

Sincerely,

Aspect Software, Inc.

By:	/s/ Michael J. Provenzano III
Name: Michael J. Provenzano III
Title: Executive Vice President and Chief Financial Officer

ACCEPTED AND AGREED:

/s/ Laurie Cairns
Laurie Cairns

Date: November 23, 2010

Signature Page to Employment Agreement Amendment